Exhibit 10.1

Allocation SIDE AGREEMENT

This Allocation Side Agreement (“Agreement”) is made as of November 18, 2015, by and among Novas Energy USA, Inc. (“Novas USA”), Technovita Technologies Corporation (“Technovita”) and Novas Energy North America, LLC (the “JV Entity”).

WHEREAS, Novas USA and Technovita entered into a joint venture to Deploy the Vertical Technology in the United States and Canada, and in order to facilitate the joint venture, formed the JV Entity on June 5, 2015, and are the Members of the JV Entity;

WHEREAS, the JV Entity operating agreement was executed by Novas USA and Technovita on October 22, 2015, however, Technovita began operations on behalf of the JV Entity in August 2015 thereby accelerating capital contributions and incurring expenses for which NENA should be responsible;

WHEREAS, it was the understanding of Technovita and Novas USA that accelerated capital contributions would be applied to capital contribution obligations and that certain expenses incurred by Technovita on behalf of the JV Entity prior to October 22, 2015 would be paid by the JV Entity and the related revenue would be assigned to the JV Entity;

WHEREAS, the JV Entity Deployed the Vertical Technology in the month of August 2015 and began recognizing revenue for such Deployment in the month of September 2015; and

WHEREAS, Novas USA, Technovita, and the JV Entity desire allocate certain expenses and revenues associated with the JV Entity business to the JV Entity for a time period prior to the execution of the operating agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	JV Entity Expense Allocation. Novas USA, Technovita, and the JV Entity hereby jointly and severally agree to allocate to the JV Entity all expenses incurred by the Technovita or Novas during the period between August 1, 2015 and October 21, 2015 as set forth in Exhibits A, B, and C annexed hereto.

2.	Pre-Operation Expense Allocation. Novas USA, Technovita, and the JV Entity hereby jointly and severally agree to allocate to the JV Entity expenses in the amount of $110,496.00 USD incurred during the month of August 2015, and the JV Entity shall immediately reimburse such amount to Technovita. If net revenue is less than $110,496.00 after 180 days following treatment of the Taylor 3-4 well, Technovita’s shall reimburse to the JV Entity an amount equal to the shortfall in net revenue.

3.	JV Entity Revenue Allocation. Novas USA, Technovita, and the JV Entity hereby jointly and severally agree to allocate to the JV Entity all revenue recognized at any time for the Deployment of the Vertical Technology during the period between August 1, 2015 and October 21, 2015, and any revenue for which payment is in the future received by Technovita shall be deposited immediately with the JV Entity, and the JV Entity shall be entitled to all such allocated revenue upon receipt of payment by the recipient of the Vertical Technology Deployment.

4.	Accelerated Initial Capital Contribution. Novas USA, Technovita, and the JV Entity hereby jointly and severally agree that all accelerated capital contributions by either Party prior to the execution of the JV Entity operating agreement will be applied to the respective Party’s capital contribution requirement as set forth in section 3.1 of the JV Entity operating agreement.

5.	Initial Capital Contribution. Novas USA, Technovita, and the JV Entity hereby jointly and severally agree that the initial one million dollars of initial capital contribution has been satisfied by Technovita and Novas USA as a result of the following contribution schedule:

CONTRIBUTING ENTITY	PAYMENT DATE	PAYMENT AMOUNT
Technovita	August 21, 2015	$5,000.00
Technovita	August 25, 2015	$56,028.00
Technovita	September 15, 2015	$24,000.00
Technovita	September 29, 2015	$100,000.00
Technovita	October 26, 2015	$214,972.00
Novas USA	October 23, 2015	$600,000.00

6.	Miscellaneous. This Agreement, and any documents referred to herein constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the parties hereto. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

NOVAS ENERGY USA, INC.

By:	/s/ John Huemoeller II
Name: John Huemoeller II
Title: President

TECHNOVITA TECHNOLOGIES CORPORATION

By:	/s/ Kenneth A. Stankievech
Name: Kenneth A. Stankievech
Title: Chief Executive Officer

NOVAS ENERGY NORTH AMERICA, LLC

By:	/s/ Kenneth A. Stankievech
Name: Kenneth A. Stankievech
Title: Chief Executive Officer

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